As filed with the Securities and Exchange Commission on March 24, 2017
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
DIANA CONTAINERSHIPS INC.
(Exact name of Registrant as specified in its charter)
________________________

The Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification Number)
Diana Containerships Inc. Pendelis 18 175 64 Palaio Faliro Athens, Greece (011) 30-216-600-2400	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)
________________________

Copies to:

Gary J. Wolfe, Esq.
Edward S. Horton, Esq.
 Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574‑1200 (telephone number)
(212) 480‑8421 (facsimile number)
________________________
Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series B-2 Convertible Preferred Shares, par value $0.01 per share	140,500(1)	$1,000(2)	$140,500,000(2)	$16,283.95
Total				$16,283.95

(1)
Represents shares of the Registrant's Series B-2 Convertible Preferred Stock issuable upon exercise of outstanding warrants originally issued by the Registrant in a private placement, in reliance on Regulation S under the Securities Act of 1933, as amended, pursuant to a Securities Purchase Agreement dated March 21, 2017.

(2)
This price is estimated in accordance with Rule 457(g) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the exercise price of the outstanding warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

PRELIMINARY PROSPECTUS
Subject to completion, dated March 24, 2017

Diana Containerships Inc.
Up to 140,500 Series B-2 Convertible Preferred Shares
Issuable Upon Exercise of Outstanding Series B-2 Preferred Warrants

This prospectus relates to the issuance of up to 140,500 of our Series B-2 Convertible Preferred Shares, par value $0.01 per share, upon the exercise of outstanding warrants to purchase such Series B-2 Convertible Preferred Shares, or the "Series B-2 Preferred Warrants."  The Series B-2 Preferred Warrants were issued and sold in a private placement, in reliance on Regulation S under the Securities Act of 1933, as amended, or the "Securities Act," pursuant to a Securities Purchase Agreement dated March 21, 2017, or the "Securities Purchase Agreement," by and between us and the institutional investor identified therein, or the "Investor."
The Series B-2 Convertible Preferred Shares are convertible at the option of the holder into share of our common stock, par value $0.01 per share, or "common shares," at a fixed conversion price of $7.00 per common share, subject to certain adjustments, and provided that on the date of conversion the trading volume of our common shares on The Nasdaq Global Select Market is not less than 15,000,000 shares. Alternatively, at the option of the holder, the Series B-2 Convertible Preferred Shares may be converted at a price equal to the higher of (i) 92.25% of the lowest volume-weighted average price of the common shares on any trading day during the five consecutive trading day period ending and including the trading day immediately prior to the date of the applicable conversion date, and (ii) $0.50. For a more detailed description of the terms of the Series B-2 Convertible Preferred Shares, see "Description of Series B-2 Convertible Preferred Shares" beginning on page 17.  The Series B-2 Preferred Warrants are exercisable at an exercise price of $1,000 per Series B-2 Convertible Preferred Share, and will expire two years after the date of issuance of such warrants, or March 24, 2019.
Our common shares are listed on The Nasdaq Global Select Market under the symbol "DCIX." On March 23, 2017, the last reported sale price of our common stock was $1.64 per share. The Series B-2 Convertible Preferred Shares will not be listed on any national securities exchange. There is no established public trading market for the Series B-2 Convertible Preferred Shares, and we do not expect a market to develop.
________________
Investing in our securities involves significant risks. See "Risk Factors" beginning on page 6.
________________
Neither the U.S. Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2017

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	ii
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES	iii
PROSPECTUS SUMMARY	1
RISK FACTORS	5
USE OF PROCEEDS	6
RATIO OF EARNINGS TO FIXED CHARGES	7
CAPITALIZATION	8
PRICE RANGE OF COMMON STOCK	9
DESCRIPTION OF CAPITAL STOCK	10
DESCRIPTION OF SERIES B-2 CONVERTIBLE PREFERRED SHARES	15
DESCRIPTION OF SERIES B-2 PREFERRED WARRANTS	17
PLAN OF DISTRIBUTION	18
EXPENSES	19
LEGAL MATTERS	19
EXPERTS	19
WHERE YOU CAN FIND ADDITIONAL INFORMATION	19

ABOUT THIS PROSPECTUS
You should rely only on the information contained in or incorporated by reference into this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
You should assume that the information appearing in this prospectus is accurate as of the date on its cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.
The financial information included in this prospectus represents our financial information and the operations of our consolidated subsidiaries. Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, and amounts presented in, United States dollars, and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.  We have a fiscal year end of December 31.
i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this document may constitute forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation.  This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance.  The words "believe", "anticipate", "intend", "estimate", "forecast", "project", "plan", "potential", "may", "should", "expect", "pending" and similar expressions identify forward-looking statements.
The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties.  Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference into this prospectus, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for containership capacity, changes in our operating expenses, including bunker prices, drydocking and insurance costs, the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hires and other factors.  We caution readers of this prospectus not to place undue reliance on these forward-looking statements, which speak only as of their dates.  We undertake no obligation to update or revise any forward-looking statements.  These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.
ii

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
We are a Marshall Islands company and our principal executive office is located outside the United States in Greece. A majority of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.
Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

iii

PROSPECTUS SUMMARY
This summary highlights information that appears elsewhere in this prospectus or in the documents incorporated by reference herein and is qualified in its entirety by the more detailed information and financial statements that appear later or in the documents incorporated by reference. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, including the section entitled "Risk Factors" and the more detailed information that is included herein and in the documents incorporated by reference herein.
Unless the context otherwise requires, when used in this prospectus, the terms "the Company," "we," "our" and "us" refer to Diana Containerships Inc. and, where applicable, its consolidated subsidiaries. "Diana Containerships Inc." refers only to Diana Containerships Inc. and not its consolidated subsidiaries. Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, and amounts presented in, United States dollars, and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with U.S. GAAP.
We use the term "TEU" in describing the size of containerships. TEU is a standard measure of a containership's cargo-carrying capacity used in the container shipping sector and refers to the space that would be occupied by a container having the International Organization for Standardization's standard external dimensions, the length of which is 20 feet, the height of which is 8.5 feet and the width of which is 8.0 feet.
Our Company
We are a corporation formed under the laws of the Republic of the Marshall Islands on January 7, 2010. We were founded to own containerships and pursue containership acquisition opportunities. Our fleet currently consists of six panamax and six post-panamax containerships with a combined carrying capacity of 61,517 TEU and a weighted average age of 10.8 years.
Set forth below is summary information concerning our fleet as of March 23, 2017.
Vessel	Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers***	Redelivery Date to Owners****	Notes
BUILT TEU

6 Panamax Container Vessels
SAGITTA	A	$5,850	3.50%	CMA CGM	27-Jan-16	24-Jan-17
		$5,775	3.50%		24-Jan-17	31-Mar-17 - 24-May-17	1,2
2010 3,426
CENTAURUS	A	$5,500	3.50%	CMA CGM	22-Nov-16	30-Mar-17 - 22-Aug-17	2,3
2010 3,426
NEW JERSEY		-	-	-	-	- - -	4
(ex YM New Jersey)
2006 4,923
PAMINA		-	-	-	-	- - -	5
(ex Santa Pamina)
2005 5,042
DOMINGO	B	$6,150	3.50%	CMA CGM	11-Apr-16	18-Jan-17
(ex Cap Domingo)
		$6,000	5.00%	Nile Dutch Africa Line B.V.	28-Feb-17	25-Apr-17 - 28-Dec-17	6
2001 3,739
DOUKATO	B	$6,250	3.75%	Rudolf A. Oetker KG	23-Jan-16	16-Feb-17	7,8
(ex Cap Doukato)
		-	-	VASI Shipping Pte. Ltd.	17-Feb-17	6-Apr-17 - 13-Apr-17	9,10
2002 3,739
6 Post - Panamax Container Vessels
PUELO	C	$6,500	3.75%	MSC-Mediterranean Shipping Co. S.A., Geneva	17-May-16	17-Apr-17 - 17-Jun-17
2006 6,541
PUCON	C	$10,750	3.75%	Orient Overseas Container Line Ltd.	27-Apr-17	27-Apr-18 - 26-Jun-18	11,12
2006 6,541
MARCH	D	$6,075	5.00%	SeaGo Line A/S	3-Jul-16	7-Feb-17	13
(ex YM March)
		$6,850	1.25%	Hapag-Lloyd AG	15-Feb-17	25-Nov-17 - 25-Apr-18	14
2004 5,576
GREAT	D	$7,300	3.75%	Orient Overseas Container Line Ltd.	8-Apr-17	8-Jan-18 - 8-Apr-18	12,15
(ex YM Great)
2004 5,576
HAMBURG	E	$6,700	3.50%	CMA CGM	9-Jan-17	30-Mar-17 - 9-Dec-17	2
2009 6,494
ROTTERDAM	E	$6,200	5.00%	Maersk Line A/S	27-Apr-16	26-Feb-17	16
		$6,890	3.50%	CMA CGM	7-Mar-17	7-Nov-17 - 7-Feb-18
2008 6,494
* Each container vessel is a "sister ship", or closely similar, to other container vessels that have the same letter.
** Total commission paid to third parties.
*** In case of newly acquired vessel with time charter attached, this date refers to the expected/actual date of delivery of the vessel to the Company.
**** Range of redelivery dates, with the actual date of redelivery being at the Charterers' option, but subject to the terms, conditions, and exceptions of the particular charterparty.
1  In January 2017, the Company agreed to extend as from January 24, 2017 the previous charter party with CMA CGM for a period of minimum 2 months to maximum 4 months at a gross charter rate of US$5,775 per day.

2 Based on latest information.

3 Vessel on unscheduled maintenance from September 19, 2016 to November 16, 2016.
4 As of October 11, 2016, vessel has been placed on lay-up, in Malaysia.
5 As of October 10, 2016, vessel has been placed on lay-up, in Malaysia.
6 The Company has the option to withdraw the vessel any time after the completion of the first 6 months charter period against a 60 day Notice of Withdrawal from service to be tendered from Owners  earliest 4 months after delivery.

7 In January 2016, the Company agreed to extend as from January 23, 2016 the previous charter party with Rudolf A. Oetker KG for a period of minimum 3 months to maximum 12 months at a gross charter rate of US$6,250 per day.

8 As per addendum dated November 14, 2016, owners and charterers mutually agreed to extend the maximum redelivery date from January 23, 2017 to February 25, 2017.
9 Redelivery dates based on an estimated time charter trip duration of about 48-55 days.
10 Repositioning trip. Charterers to supply 1600 mts IFO 380 cst and 85 mts MGO for SECA areas fuel at the time of delivery. This will be the maximum required quantity on charterers' account for the trip from UK / Continent upto redelivery China. In case that vessel will burn less quantities than the supplied ones then Company to refund charterers with the difference between the supplied and the actual consumed quantity. After 54 days, charterers will pay US$5,500 per day until redelivery of the vessel. Total commission paid to third parties US$5,000.

11 As of July 27, 2016, vessel has been placed on lay-up, in Malaysia.
12 Estimated delivery date to the charterers.
13 The charter rate commenced 10 days after the delivery of the vessel to the charterers.
14 Charterers will pay US$1 per day for the first 15 days of the charter period.
15 As of September 27, 2016, vessel has been placed on lay-up, in Malaysia.
16 In March 2016, the Company agreed to extend as from April 27, 2016 (00:01) the previous charter party with Maersk Line A/S for a period of minimum 6 months to about 13 months at a gross charter rate of US$6,200 per day.

Recent Developments
On March 21, 2017, we completed a registered direct offering of (i) 3,000 of our Series B-1 Convertible Preferred Shares, par value $0.01 per share, and our common shares underlying such Series B-1 Convertible Preferred Shares, and (ii) warrants to purchase 6,500 of our Series B-1 Convertible Preferred Shares, or the "Series B-1 Preferred Warrants," 6,500 of our Series B-1 Convertible Preferred Shares underlying such warrants, and our common shares underlying such Series B-1 Convertible Preferred Shares. We refer to this offering as the "Registered Direct Offering." Concurrently with the Registered Direct Offering, we completed an offering of warrants to purchase 140,500 of our Series B-2 Convertible Preferred Shares in a private placement, in reliance on Regulation S under the Securities Act. We refer to this offering as the "Private Placement." The securities in the Registered Direct Offering and Private Placement were issued and sold to the Investor pursuant to the Securities Purchase Agreement. In connection with the Private Placement, we entered into a Registration Rights Agreement with the Investor, pursuant to which we granted the Investor certain registration rights with respect to the securities issued and sold in the Private Placement.
Corporate Information
Diana Containerships Inc. is a corporation incorporated under the laws of the Republic of the Marshall Islands on January 7, 2010. Each of our vessels is owned by a separate wholly-owned subsidiary. We maintain our principal executive offices at Pendelis 18, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is +30-216-600-2400. Our agent and authorized representative in the United States is our wholly-owned subsidiary, Container Carriers (USA) LLC, established in July 2014, in the State of Delaware, which is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. Our website is www.dcontainerships.com. The information on our website shall not be deemed a part of this prospectus.

The Offering
Offered Securities
Up to 140,500 of our Series B-2 Convertible Preferred Shares, issuable from time to time upon exercise of the Series B-2 Preferred Warrants at an exercise price of $1,000 per Series B-2 Convertible Preferred Share. The Series B-2 Preferred Warrants are exercisable immediately and will expire two years after the date of issuance of such warrants, or March 24, 2019.

Use of Proceeds
We estimate that we will receive net proceeds of approximately $140.4 million if all of the Series B-2 Preferred Warrants are exercised. We intend to use the proceeds from the exercise of the Series B-2 Preferred Warrants for general corporate purposes and/or to repay indebtedness under one or more of its existing credit facilities, although we have no present agreements to do so. It is possible that some or all of the Series B-2 Preferred Warrants may never be exercised prior to their expiration date.

Market for the Offered Securities
The Series B-2 Convertible Preferred Shares are not currently, and will not be in the future, listed on any national securities exchange. There is no established public trading market for the Series B-2 Convertible Preferred Shares, and we do not expect a market to develop.

Risk Factors	Investing in our Series B-2 Convertible Preferred Shares involves risks. See "Risk Factors" beginning on page 6 of this prospectus.

Series B-2 Convertible Preferred Shares
The following is a brief summary of certain key terms of the Series B-2 Convertible Preferred Shares. Please see "Description of Series B-2 Convertible Preferred Shares" on page 17 below.
Rank
The Series B-2 Convertible Preferred Shares, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank pari passu with the Series B-1 Convertible Preferred Shares and senior with respect to all other shares of capital stock of the Company.

Dividends
Holders of the Series B-2 Convertible Preferred Shares will be entitled to receive dividends, if and when declared by our Board of Directors, from time to time, in its sole discretion and in accordance with the requirements of Marshall Islands law.

Conversion Rights
The Series B-2 Convertible Preferred Shares are convertible at the option of the holder into common shares at a fixed conversion price of $7.00 per common share, subject to certain adjustments, and provided that on the date of conversion the trading volume of our common shares on The Nasdaq Global Select Market is not less than 15,000,000 shares. Alternatively, the Series B-2 Convertible Preferred Shares may be converted at a price equal to the higher of (i) 92.25% of the lowest volume-weighted average price of the common shares on any trading day during the five consecutive trading day period ending and including the trading day immediately prior to the date of the applicable conversion date, and (ii) $0.50.

Adjustment of Conversion Price
If and whenever on or after the date of the Securities Purchase Agreement, we subdivide or combine (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) our outstanding common shares into a greater or smaller number of shares, then the conversion price in effect immediately prior to such subdivision will be proportionately reduced or increased, as applicable.

Liquidation Value
Upon our liquidation, dissolution or winding up, holders of Series B-2 Convertible Preferred Shares will be entitled to be paid out of our assets, pari passu with holders of Series B-1 Convertible Preferred Shares and before any amount shall be paid to the holders of any other shares of our capital stock, an amount per Series B-2 Preferred Share equal to $1,000 plus any accrued but unpaid dividends thereon and the amount per share such holder would receive if such holder converted such Series B-2 Convertible Preferred Shares into common shares immediately prior to the date of payment.

Voting Rights	Except as otherwise required by law (or with respect to approval of certain actions), the Series B-2 Convertible Preferred Shares will not have voting rights.
Limitations on Beneficial Ownership
The Series B-2 Convertible Preferred Shares may not be converted if, after giving effect to the conversion, a holder together with certain related parties would beneficially own in excess of 4.99% of our outstanding common shares. At each holder's option, the cap may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days' prior notice to us.

RISK FACTORS
Before making an investment in our Series B-2 Convertible Preferred Shares, you should carefully consider the risks described below and discussed under the heading "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2016, together with all of the other information included in or incorporated by reference into this prospectus. If any of the risks described below or therein were to occur, our business, results of operations or financial condition could be materially adversely affected. In such case, the value of our common shares, generally, and the Series B-2 Convertible Preferred Shares, specifically, could decline, and you could lose all or part of your investment.
Risks Relating to the Series B-2 Convertible Preferred Shares
There is not currently and there may never be an active trading market for our Series B-2 Convertible Preferred Shares.
There currently is no trading market for the Series B-2 Convertible Preferred Shares and such a market may never develop. We have no plans to list the Series B-2 Convertible Preferred Shares.
We may not be able to raise the funds necessary to redeem the Series B-2 Convertible Preferred Shares if required to do so.
Under certain circumstances, holders of the Series B-2 Convertible Preferred Shares have the right to demand that the Company redeem Series B-2 Convertible Preferred Shares.  If we are not able to raise the funds necessary to redeem such shares, we will not be able to comply with our redemption obligations and holders of the Series B-2 Convertible Preferred Shares will not be able to redeem their shares. Such nonpayment of the redemption obligations would increase the dividend rate payable on the Series B-2 Convertible Preferred Shares which, if paid in additional common shares, could depress the trading price of our common shares and dilute existing shareholders.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $140.4 million if all of the Series B-2 Preferred Warrants are exercised. We intend to use the proceeds from the exercise of the Series B-2 Preferred Warrants for general corporate purposes and/or to repay indebtedness under one or more of its existing credit facilities, although we have no present agreements to do so. It is possible that some or all of the Series B-2 Preferred Warrants may never be exercised prior to their expiration date.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our unaudited ratio of earnings to fixed charges (or the dollar amount of the coverage deficiency in periods that earnings are inadequate to cover fixed charges) for each of the preceding five fiscal years.
	For the year ended December 31,
	2016	2015	2014		2013	2012
Earnings / (loss):	(in thousands of US Dollars)
Add:
Income / (loss) before income taxes	$(149,014)	$(17,531)	$3,238		$(57,346)	$5,969
Fixed charges (calculated below)	7,021	6,754	6,725		4,421	2,849
Earnings / (loss)	$(141,993)	$(10,777)	$9,963		$(52,925)	$8,818
Fixed charges:
Interest on bank loan	$4,902	$3,541	$3,282		$3,029	$2,652
Interest and other fees on related party loan	1,692	2,945	3,247		1,195	-
Amortization and write-off of deferred financing fees	427	268	196		197	197
Fixed charges	$7,021	$6,754	$6,725		$4,421	$2,849

Ratio of earnings to fixed charges	-	-	1.5	x	-	3.1	x

Dollar amount of the coverage deficiency	$149,014	$17,531	n/a		$57,346	n/a

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2016:
•	on an actual basis; and
•	on an as adjusted basis to give effect to the Registered Direct Offering.
There have been no other significant adjustments to our capitalization since December 31, 2016, as so adjusted. The table does not include the issuance of 140,500 Series B-2 Convertible Preferred Shares, issuable upon the exercise of outstanding Series B-2 Preferred Warrants.
You should read the information below together with the section of this prospectus entitled "Use of Proceeds," as well as the consolidated financial statements and related notes for the year ended December 31, 2016, included in our Annual Report on Form 20‑F, filed with the Commission on February 16, 2017, and incorporated by reference herein.

	As of December 31, 2016
	Actual	As Adjusted (1)
	(in thousands of U.S. dollars)
Bank Debt (principal balance, secured and guaranteed)	$128,861	$128,861
Related Party Debt (principal balance, unsecured and guaranteed)	$45,417	$45,417

Shareholders' equity
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued as of December 31, 2016	-	$0
Common stock, $0.01 par value; 500,000,000 shares authorized; 9,361,274 issued and outstanding as of December 31, 2016	94	94
Additional paid-in capital (1)	374,881	377,881
Other comprehensive loss	(20)	(20)
Accumulated deficit	(284,075)	(284,075)
Total stockholders' equity	$90,880	$93,880

Total capitalization	$265,158	$268,158

(1) Does not include expenses in connection with the Registered Direct Offering.

PRICE RANGE OF COMMON STOCK
Our common shares have traded under the symbol "DCIX" on The Nasdaq Global Market since January 19, 2011 and on The Nasdaq Global Select Market since January 2, 2013. The table below sets forth the high and low closing prices of our common shares for each of the periods indicated, as adjusted for the one-for-eight reverse stock split effective June 9, 2016.
For the Fiscal Year Ended:	High	Low
December 31, 2012	$62.08	$41.76
December 31, 2013	56.24	28.08
December 31, 2014	34.08	14.80
December 31, 2015	21.28	5.52
December 31, 2016	12.86	2.06

For the Quarter Ended:
March 31, 2015	$21.28	$15.52
June 30, 2015	21.20	15.76
September 30, 2015	16.80	9.92
December 31, 2015	11.04	5.52
March 31, 2016	6.40	2.88
June 30, 2016	8.00	3.35
September 30, 2016	4.16	3.29
December 31, 2016	12.86	2.06

For the Month:
September 2016	$3.88	$3.29
October 2016	3.40	2.42
November 2016	12.86	2.19
December 2016	3.88	2.06
January 2017	3.24	2.38
February 2017	2.91	2.43
March 2017 (through and including March 23, 2017)	2.78	1.64

DESCRIPTION OF CAPITAL STOCK
For purposes of the description of the Company's capital stock below, references to "us," "we" and "our" refer only to Diana Containerships Inc. and not any of its subsidiaries. Because the following description is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of our capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in our Annual Report on Form 20-F, filed with the Commission on February 16, 2017, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto. Please also see the Statement of Designations, Preferences and Rights of the Series B-1 Convertible Preferred Shares and the Statement of Designations, Preferences and Rights of the Series B-2 Convertible Preferred Shares, each filed as an exhibit to our Report on Form 6-K filed with the Commission on March 21, 2017, and incorporated by reference herein.
Authorized Capitalization
Under our amended and restated articles of incorporation, our authorized capital stock consists of 500,000,000 common shares, par value $0.01 per share, of which 9,361,274 shares are currently issued and outstanding, and 25,000,000 preferred shares, par value $0.01 per share, of which 3,000 Series B-1 Convertible Preferred Shares are issued and outstanding. As of the date of this prospectus, 9,500 preferred shares have been designated as Series B-1 Convertible Preferred Stock and 140,500 preferred shares have been designated as Series B-2 Convertible Preferred Stock.
Description of Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares that we may issue in the future.
Description of Preferred Shares
Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.
Preferred Stock Purchase Rights
On August 29, 2016, we entered into a First Amended and Restated Stockholders Rights Agreement, or the Rights Agreement, with Computershare Inc. as Rights Agent. The Rights Agreement amended and restated in its entirety the original Stockholders Rights Agreement between the Company and Mellon Investor Services LLC, dated as of August 2, 2010, as amended on July 28, 2014. Pursuant to the Rights Agreement, each share of our common stock includes one right, which we refer to as a "Right," that entitles the holder to purchase from us a unit consisting of one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $50.00, subject to specified adjustments. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other stockholder rights.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors.
We have summarized the material terms and conditions of the Rights Agreement and the related Rights below.

Detachment of the Rights
The Rights are attached to all certificates representing our currently outstanding common shares, or, in the case of uncertificated common shares registered in book entry form, which we refer to as "book entry shares," by notation in book entry accounts reflecting ownership, and will attach to all common share certificates and book entry shares we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on August 2, 2020, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:
•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company's common stock, or

•
the 10th business day (or such later date as determined by the Company's board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company's common stock.

"Acquiring person" is generally defined in the Rights Agreement as any person, together with all affiliates or associates, who beneficially owns 15% or more of the Company's common stock. However, (i) Diana Shipping Inc. and (ii) 12 West Capital Fund LP, 12 West Capital Offshore Fund LP and/or any affiliates of either entity, are excluded from the definition of "acquiring person." In addition, persons who beneficially own 15% or more of the Company's common stock on the effective date of the Rights Agreement are excluded from the definition of "acquiring person" until such time as they acquire additional shares in excess of 1% of the Company's then outstanding common stock as specified in the Rights Agreement for purposes of the Rights, and therefore, until such time, their ownership cannot trigger the Rights. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.
Our board of directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of common shares.
Until the Rights distribution date:
•	our common stock certificates and book entry shares will evidence the Rights, and the Rights will be transferable only with those certificates and book entry shares, as applicable; and

•	any new common stock will be issued with Rights and new certificates or book entry shares, as applicable, will contain a notation incorporating the Rights Agreement by reference.

As soon as practicable after the Rights distribution date, the Rights Agent will mail certificates representing the Rights to holders of record of common stock at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.
We will not issue Rights with any shares of common stock we issue after the Rights distribution date, except as our board of directors may otherwise determine.
Flip-In Event
A "flip-in event" will occur under the Rights Agreement when a person becomes an acquiring person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Rights Agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an acquiring person.
If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading "Redemption of Rights" below or, if the acquiring person acquires less than 50% of our outstanding common stock and we do not exchange the Rights as described under the heading "Exchange of Rights" below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such Right.
When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the Rights Agreement specifies.

Flip-Over Event
A "flip-over event" will occur under the Rights Agreement when, at any time after a person has become an acquiring person:
•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or
•	50% or more of our assets or earning power is sold or transferred.
If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading "Flip-In Event" above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such Right.
Anti-dilution
The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Rights Agreement will not require us to adjust the exercise price of the Rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our preferred stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.
Redemption of Rights
At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.01 per Right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.
Exchange of Rights
We may, at our option, exchange the Rights (other than Rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per Right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the Rights Agreement.
Amendment of Terms of Rights
During the time the Rights are redeemable, we may amend any of the provisions of the Rights Agreement, other than by decreasing the redemption price. Once the Rights cease to be redeemable, we generally may amend the provisions of the Rights Agreement, other than to decrease the redemption price, only as follows:
•	to cure any ambiguity, defect or inconsistency;
•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any acquiring person; or
•
to shorten or lengthen any time period under the Rights Agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of Rights other than an acquiring person.

Directors
Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.
Our board of directors must consist of at least three members. Our amended and restated articles of incorporation provide that the board of directors may only change the number of directors by a vote of not less than two-thirds of the entire board. Directors are elected annually on a staggered basis, and each shall serve for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings
Under our amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside the Marshall Islands. Special meetings may be called for any purpose or purposes at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. Shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at such meetings, present in person or by proxy, will constitute a quorum at all meetings of shareholders.
Dissenters' Rights of Appraisal and Payment
Under the Marshall Islands Business Corporations Act, or the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company's shares are primarily traded on a local or national securities exchange.
Shareholders' Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties.
Our amended and restated bylaws provide that certain individuals, including our directors and officers, are entitled to be indemnified by us to the extent authorized by the BCA, if such individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. We shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, subject to certain conditions. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws
Several provisions of our amended and restated articles of incorporation and amended and restated bylaws may have anti-takeover effects. These provisions, which are summarized below, are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.
Blank Check Preferred Stock
Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors
Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.
Election and Removal of Directors
Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Limited Actions by Shareholders
Under the BCA, our amended and restated articles of incorporation and our amended and restated bylaws, any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary of the preceding year's annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Registrar and Transfer Agent
The registrar and transfer agent of our common shares is Computershare Trust Company, N.A.
Listing
Our common shares are listed on The Nasdaq Global Select Market under the symbol "DCIX."

DESCRIPTION OF SERIES B-2 CONVERTIBLE PREFERRED SHARES
The terms of the Series B-2 Convertible Preferred Shares are contained in the Statement of Designations, Preferences and Rights of the Series B-2 Convertible Preferred Stock, which we refer to as the "Series B-2 Statement of Designations," that was filed with the Registrar of Corporations of the Republic of the Marshall Islands on March 21, 2017 and amends our Amended and Restated Articles of Incorporation.  The following description is a summary of the material provisions of the Series B-2 Convertible Preferred Shares and the Series B-2 Statement of Designations. It does not purport to be complete and is qualified in all respects by the terms of the Series B-2 Statement of Designations. We urge you to read the Series B-2 Statement of Designations because it, and not this description, defines the rights of holders of Series B-2 Convertible Preferred Shares. We have included the Series B-2 Statement of Designations in our Report on Form 6-K filed with the Commission on March 21, 2017.
Rank
The Series B-2 Convertible Preferred Shares, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank senior with respect to all shares of capital stock of the Company, except for our Series B-1 Convertible Preferred Shares, which rank pari passu to the Series B-2 Convertible Preferred Shares, and unless holders of at least a majority of the outstanding Series B-1 Convertible Preferred Shares and Series B-2 Convertible Preferred Shares, voting together as a single class, consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series B-1 Convertible Preferred Shares and Series B-2 Convertible Preferred Shares.
Dividends
Holders of the Series B-2 Convertible Preferred Shares will be entitled to receive dividends, if and when declared by our Board of Directors, from time to time, in its sole discretion and in accordance with the requirements of Marshall Islands law.
Conversion
The Series B-2 Convertible Preferred Shares are convertible into common shares at a fixed conversion price of $7.00 per common share, which we refer to as the "Conversion Price," subject to certain adjustments, and provided that on the date of conversion the trading volume of our common shares on The Nasdaq Global Select Market is not less than 15,000,000 shares. The Series B-2 Convertible Preferred Shares may be converted into common shares at any time at the option of the holder, subject to the limitations on beneficial ownership contained in the Series B-2 Statement of Designations.
In addition, a holder of Series B-2 Convertible Preferred Shares has the option to convert a portion of the Series B-2 Convertible Preferred Shares into common shares at an "Alternate Conversion Price" equal to the higher of (i) 92.25% of the lowest volume-weighted average price of the common shares on any trading day during the five consecutive trading day period ending and including the trading day immediately prior to the date of the applicable conversion date, and (ii) $0.50.
Adjustment of Conversion Price
If and whenever on or after the date of the Securities Purchase Agreement, we subdivide or combine (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) our outstanding common shares into a greater or smaller number of shares, then the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced or increased, as applicable.
Triggering Events
The Series B-2 Statement of Designations provides that "Triggering Events" include, but are not limited to: (i) our suspension from trading our common shares on The Nasdaq Global Select Market or other applicable stock exchange for a period of five consecutive trading days; (ii) our failure to reserve a sufficient number of common shares underlying the Series B-2 Convertible Preferred Shares for more than thirty consecutive days; (iii) bankruptcy or insolvency of the Company; (iv) under certain circumstances, our becoming subject to judgments for the payment of money or defaulting on indebtedness; and (v) our breach of the Securities Purchase Agreement, Series B-2 Preferred Warrants or Series B-2 Statement of Designations under certain circumstances.
If a Triggering Event occurs, we may be required to redeem all or any number of the Series B-2 Convertible Preferred Shares in cash at a price with a redemption premium of 15%, calculated by the formula specified in the Series B-2 Statement of Designations.
Change of Control
The Series B-2 Statement of Designations prohibits us from entering into transactions involving a change of control as defined in the statement of designations, unless the successor entity is a publicly traded corporation on one of the eligible U.S. securities exchanges set forth therein. Such successor entity must assume all of our obligations under the Series B-2 Statement of Designations in a written agreement approved by holders of a majority of the Series B-2 Convertible Preferred Shares.
In the event of transactions involving a change of control, a holder of Series B-2 Convertible Preferred Shares will have the right to require us to redeem all or any number of the Series B-2 Convertible Preferred Shares it holds in cash at a price with a redemption premium of 25%, calculated by the formula specified in the Series B-2 Statement of Designations.

Liquidation Value
Upon our liquidation, dissolution or winding up, holders of Series B-2 Convertible Preferred Shares will be entitled to be paid out of our assets, pari passu with holders of Series B-1 Convertible Preferred Shares and any other parity stock then outstanding and before any amount shall be paid to the holders of any other shares of our capital stock, an amount per Series B-2 Convertible Preferred Share equal to $1,000 plus any accrued but unpaid dividends thereon and the amount per share such holder would receive if such holder converted such Series B-2 Convertible Preferred Shares into common shares immediately prior to the date of payment.
Voting Rights
Except as otherwise required by law (or with respect to approval of certain actions as set forth in the Series B-2 Statement of Designations), the Series B-2 Convertible Preferred Shares will not have voting rights.
Transferability
Subject to applicable laws, a holder may transfer some or all of its Series B-2 Convertible Preferred Shares without the consent of the Company.
Exchange Listing
There is no established public trading market for the Series B-2 Convertible Preferred Shares, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B-2 Convertible Preferred Shares on any securities exchange or recognized trading system.
Limitations on Beneficial Ownership
Series B-2 Convertible Preferred Shares may not be converted, and common shares may not be issued in connection therewith, if, after giving effect to the conversion or issuance, the holder together with certain related parties would beneficially own in excess of 4.99% of the outstanding common shares. At each holder's option, the cap may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days' prior notice to us, and any increase or decrease will apply only to such holder.

DESCRIPTION OF SERIES B-2 PREFERRED WARRANTS
The following brief summary of the material terms and provisions of the Series B-2 Preferred Warrants is subject to, and qualified in its entirety by, the form of Series B-2 Preferred Warrant to purchase the Series B-2 Convertible Preferred Shares. We have included the form of Series B-2 Preferred Warrant in our Report on Form 6-K filed with the Commission on March 21, 2017.
Exercisability
The Series B-2 Preferred Warrants issued pursuant to the Securities Purchase Agreement are exercisable at any time and from time to time after the date of issuance and will expire on the two year anniversary of such issuance date, or March 24, 2019.  The Series B-2 Preferred Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of our Series B-2 Convertible Preferred Shares purchased upon such exercise.  The exercise price of the Series B-2 Preferred Warrants is $1,000 per Series B-2 Convertible Preferred Share.
Fundamental Transactions
The Series B-2 Preferred Warrants prohibit us from entering into transactions involving a fundamental transaction as defined in the warrant unless (i) the successor entity assumes all of our obligations under the Series B-2 Preferred Warrants and the other transaction documents related to the securities offered by the Securities Purchase Agreement in a written agreement approved by the holders of the Series B-2 Preferred Warrants prior to such transaction, and (ii) the successor entity is a publicly traded corporation on one of the eligible U.S. securities exchanges set forth therein. If holders of common shares are entitled to receive securities or other assets in connection with such transaction, we must insure that the holder of each Series B-2 Preferred Warrant will have the right to receive such securities or other assets as though the holder had exercised such warrant and converted the underlying Series B-2 Convertible Preferred Shares immediately prior to the consummation of such transaction.
Transferability
The Series B-2 Preferred Warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange Listing
There is no established public trading market for the Series B-2 Preferred Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B-2 Preferred Warrants on any securities exchange or recognized trading system.
Rights as Stockholder
Except as set forth in the Series B-2 Preferred Warrants, the holder of each warrant, solely in such holder's capacity as a holder of such warrant, will not be entitled to vote, to receive dividends or to any of the other rights of our stockholders.
Amendments and Waivers
The provisions of each Series B-2 Preferred Warrant may only be modified or amended or the provisions thereof waived with the written consent of the holder.

PLAN OF DISTRIBUTION
We will deliver shares of our Series B-2 Convertible Preferred Stock upon exercise of the Series B-2 Preferred Warrants. The Series B-2 Preferred Warrants are exercisable for a total of 140,500 Series B-2 Convertible Preferred Shares at an exercise price of $1,000 per Series B-2 Convertible Preferred Share.  The Series B-2 Convertible Preferred Shares will be issued in accordance with the terms of the Series B-2 Preferred Warrants. For additional information about the Series B-2 Preferred Warrants, please see the section of this prospectus entitled "Description of Series B-2 Preferred Warrants."

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee	$16,283.95
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$6,500.00
Miscellaneous	$2,716.05
Total	$75,500.00

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of United States and Marshall Islands law.
EXPERTS
The consolidated financial statements of Diana Containerships Inc. appearing in the Diana Containerships Inc.'s Annual Report  (Form 20-F) for the year ended December 31, 2016, and the effectiveness of Diana Containerships Inc.'s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants ("SOEL"), Greece with registration number 107.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission.  You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.  Our filings are also available on our website at http://www.dcontainerships.com.  The information on our website does not constitute a part of this prospectus.
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:
•
Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on February 16, 2017, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Our Report on Form 6-K filed with the Commission on March 2, 2017.
•	Our Report on Form 6-K filed with the Commission on March 13, 2017.

•
Our Report on Form 6-K  filed with the Commission on March 21, 2017, which contains, among other things, the form of Securities Purchase Agreement, the Series B-2 Statement of Designations and the form of Series B-2 Preferred Warrant.

•	Our Report on Form 6-K filed with the Commission on March 22, 2017.
We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus), including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus.
You should rely only on the information contained or incorporated by reference in this.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filings we incorporate by reference to this prospectus by writing or telephoning us at the following address:
Diana Containerships Inc.
Pendelis 18
175 64 Palaio Faliro
Athens, Greece
+30-216-600-2400
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of The Nasdaq Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 8.  Indemnification of Directors and Officers.
The amended and restated bylaws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Marshall Islands Business Corporations Acts, or the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The amended and restated bylaws of the Registrant further provide that the Registrant shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification. In addition, as permitted by our amended and restated bylaws and Section 60 of the BCA, we maintain directors' and officers' insurance, pursuant to which we provide insurance coverage against certain liabilities to which our directors and officers may be subject, including liability incurred under U.S. securities law.
Section 60 of the BCA provides as follows regarding the indemnification of directors and officers:
(1)
Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer is successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9. Exhibits.
The Exhibit Index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference.
Item 10. Undertakings.
The undersigned registrant hereby undertakes:
(a) Under Rule 415 of the Securities Act,
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)(i) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, to any purchaser;
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) – (g) Not applicable.
(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) – (k) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece, on March 24, 2017.
DIANA CONTAINERSHIPS INC.

By:	/s/ Symeon Palios
Name: Symeon Palios
Title: Chairman & Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe and Edward S. Horton his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on March 24, 2017.
Signature	Title

/s/ Symeon Palios Symeon Palios	Chief Executive Officer, Chairman and Director (Principal Executive Officer)

/s/ Andreas Michalopoulos Andreas Michalopoulos	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Anastasios Margaronis Anastasios Margaronis	Director and President

/s/ Ioannis Zafirakis Ioannis Zafirakis	Director, Chief Operating Officer and Secretary

/s/ Giannakis Evangelou Giannakis Evangelou	Director

/s/ Antonios Karavias Antonios Karavias	Director

/s/ Nikolaos Petmezas Nikolaos Petmezas	Director

/s/ Reidar Brekke Reidar Brekke	Director

AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in Wilmington, Delaware, on March 24, 2017.
CONTAINER CARRIERS (USA) LLC

By:	Diana Containerships Inc., its Sole Member

By:	/s/ Ioannis Zafirakis
Name: Ioannis Zafirakis
Title: Director, Executive Vice President and Secretary

Exhibit Index
Exhibit Number	Description

1.1	Securities Purchase Agreement, dated March 21, 2017 (1)
4.1	Form of Common Share Certificate (2)
4.2	Certificate of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Diana Containerships Inc., dated August 2, 2010 (3)
4.3	First Amended and Restated Stockholders Rights Agreement, dated August 29, 2016 (4)
4.4	Statement of Designations, Preferences and Rights of the Series B-2 Convertible Preferred Stock of Diana Containerships Inc., dated March 21, 2017 (5)
4.5	Form of Series B-2 Preferred Warrant (6)
4.6	Registration Rights Agreement, dated March 21, 2017 (7)
5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company
8.1	Opinion of Seward & Kissel LLP, with respect to certain tax matters
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (contained in signature page)

(1)	Incorporated herein by reference to Exhibit 10.1 to the Registrant's report on Form 6-K filed with the Commission on March 21, 2017.
(2)	Incorporated herein by reference to Exhibit 4.2 to the Registrant's report on Form 6-K filed with the Commission on August 31, 2016.
(3)	Incorporated herein by reference to Exhibit 4.4 to the Registrant's registration statement on Form F-4 (File No. 333-169974), filed with the Commission on October 15, 2010.
(4)	Incorporated herein by reference to Exhibit 4.1 to the Registrant's report on Form 6-K filed with the Commission on August 31, 2016.
(5)	Incorporated herein by reference to Exhibit 3.2 to the Registrant's report on Form 6-K filed with the Commission on March 21, 2017.
(6)	Incorporated herein by reference to Exhibit 3.3 to the Registrant's report on Form 6-K filed with the Commission on March 21, 2017.
(7)	Incorporated herein by reference to Exhibit 4.1 to the Registrant's report on Form 6-K filed with the Commission on March 21, 2017.